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                                                                   EXHIBIT 23.03


                  [LETTERHEAD OF PAUL KAGAN ASSOCIATES, INC.]


                                                                    July 1, 1997
VIA FAX

At Home Corporation
ATTN: David Pine, General Counsel
452 Broadway Street
Redwood City, CA 94063

                                                RE: Your July 1 facsimile

Dear Mr. Pine:

This letter constitutes Paul Kagan Associates, Inc. permission to cite PKA as the source of the data attributed to us on Page 33 of @Home Network's draft prospectus forwarded for our review by the referenced facsimile subject to one
                                                                --------------
of the following modifications:
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                . If you use a figure of 97%, insert the word "television" or
                  "TV" before the word "homes," because the 97% figure, as published in our annual projections, is based on the number of homes passed by cable compared to all households with access to television.

                . If, however, your intent is to present the percentage of all
                  U.S. homes, with TV or not, then the figure should be 96%.

With either change incorporated, we hereby consent to the inclusion of certain industry data and the use of our name in connection therewith in the Registration Statement on Form S-1 (Registration No. 333-27323 of At Home Corporation.

It is understood this is a one time approval, and this material may not be used/disseminated for any other purpose without our prior consent. Thank you for seeking prior approval to use our information.

Sincerely,

/s/ Dwight W. Beach

Dwight W. Beach
VP of Operations